UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BLACKROCK LIQUIDITY FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

July 17, 2006

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

Dear Shareholder:

As discussed in the Proxy Statement that we previously mailed to you, a Special Meeting of Shareholders of the BlackRock Liquidity Funds is scheduled for August 15, 2006. As of the date of this letter, our records indicate that we have not received your important vote.

As one of the largest un-voted shareholders in your Fund, your vote is particularly critical to this Special Meeting. Please take a moment now to cast your vote on the matters at hand so that your shares may be represented.

Another copy of your proxy card(s) has been enclosed with this letter for your convenience. Should you have any questions regarding the proposal, please call this toll-free number 1-800-591-8269. The following voting options have been set up for your convenience.

1.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy card(s) and following the instructions on the website.

3.

Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided. If convenient for you, please utilize one of the first two options above to ensure that your response is received in time for the Special Meeting on August 15, 2006.

Please utilize one of the options above to vote your shares today.

Again, please do not hesitate to call toll-free 1-800-591-8269 if you have any questions regarding this matter. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation. Thank you for your assistance with this important matter.

BR Liquidity  OBO